Exhibit 99.1
FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Julie Parenzan	Joseph Hassett
Interphase Corporation	Interphase Corporation
214-654-5000	866-630-INPH
pr@iphase.com	ir@iphase.com
Interphase Announces Second Quarter 2008 Financial Results
PLANO, Texas – July 24, 2008 — Interphase Corporation (NASDAQ: INPH), a leading international supplier of next-generation networking technologies, today reported financial results for its second quarter ended June 30, 2008.
Revenues for the second quarter of 2008 were $6.7 million compared to $8.2 million in the second quarter of 2007. Revenues in the quarter were primarily driven by broadband telecom revenues, which decreased 14% to $6.2 million in the second quarter of 2008 compared to $7.2 million for the second quarter of 2007. Enterprise product line revenues decreased to $196,000 compared to $695,000 on a year to year basis. Gross margin for the second quarter of 2008 was 47% compared to 60% for the second quarter of 2007. The decrease in gross margin was primarily due to a shift in product mix and reduced utilization of the manufacturing facility. The company reported a second quarter 2008 net loss of $1.2 million or ($0.18) per share compared to a net income of $390,000, or $0.06 per share in the second quarter of 2007.
“There is no question that the first half of 2008 has proven to be a challenging period, and the purchasing patterns of our largest customers have been far below our expectations, and their previous quarters’ purchases. That said, we remain optimistic that the industry will improve during the second half, and we will return to more stable order and revenue trends. During the quarter, we shipped manufacturing quantities of our new Packet Accelerator solutions. This is noteworthy because we expect this product line to grow rapidly in the coming quarters, aggregating to nearly 45% of our revenues by 2011.” said Gregory B. Kalush, CEO and President of Interphase. “This is a transitional period where we expected some fall off in our legacy T1/E1 products, and new sources of revenue from new products like our Packet Accelerators to emerge. Interphase remains focused on strengthening our company’s competitive position in the market.”
For the first six months of 2008, revenues increased 6% to $14.1 million, compared to $13.3 million for the first six months of 2007. Gross margin decreased to 53% for the six months ended June 30, 2008, compared to 57% for the same period in 2007. Net loss for the first six months of 2008 was $1.7 million or $(0.27) per share compared to $1.5 million or $(0.24) per share. Included in operating expenses for the first half of 2008 is a $403,000 restructuring charge. The charge relates to the plan announced in March of 2008 and was undertaken to reduce future annual operating expenses, anticipated to be over $1.5 million annually. The company’s balance sheet continues to be strong with a working capital position of $25 million, including cash and marketable securities of $19.5 million on June 30, 2008.
About Interphase Corporation
Interphase Corporation (NASDAQ: INPH) is a leading provider of robust building blocks, highly integrated subsystems and innovative gateway appliances for the converged communications network. Building on a 30-year history of providing advanced I/O solutions for telecom and enterprise applications and addressing the need for high speed connectivity, Interphase has established a key leadership role in delivering next generation AdvancedTCA® (ATCA) and AdvancedMC™ (AMC) solutions to the marketplace. Headquartered in Plano, Texas with sales offices across the globe, Interphase clients include Alcatel-Lucent, Emerson Network Power, Ericsson, Fujitsu Ltd., Hewlett Packard, Motorola Inc., Nokia-Siemens Networks, Nortel Networks Ltd. and Samsung. Interphase is a contributor member of the Scope Alliance and the Communications Platform Trade Association (CP-TA). Additional information about Interphase and its products is available on the company’s Web site at www.interphase.com.
Interphase is an Affiliate member of the Intel® Embedded and Communications Alliance. The Intel Embedded and Communications Alliance is a member-based program comprised of communications and embedded developers and solution providers. Members are committed to providing a strategic supply of standards-based solutions to the communications and embedded market segments. For more information, please visit: www.intel.com/go/ica.
Safe Harbor
This press release contains forward-looking statements with respect to financial results and certain other matters. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, without limitation, fluctuations in demand, the quality and price of similar or comparable networking products, access to sources of capital, general economic conditions in the company’s market areas, and that future sales and growth rates for the industry and the company could be lower than anticipated.
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Interphase, the Interphase logo, SlotOptimizer and iNAV are trademarks or registered trademarks of Interphase Corporation. All other trademarks are the property of their respective owners.

Condensed Consolidated Financial Statements
Interphase Corporation
Condensed Consolidated Statements of Operations
(amounts in thousands, except per-share amounts)

	Three Months Ended Jun. 30,		Six Months Ended Jun. 30,
	2008	2007	2008	2007

Revenues	$6,650	$8,241	$14,121	$13,345
Gross margin	3,103	4,925	7,440	7,624
Research and development	2,514	2,369	5,384	4,907
Sales and marketing	1,246	1,379	2,745	2,791
General and administrative	1,078	1,130	1,986	2,087
Restructuring charge	38	—	403	—

Total operating expenses	4,876	4,878	10,518	9,785
(Loss) income from operations	(1,773)	47	(3,078)	(2,161)
(Loss) income before income tax	(1,628)	301	(2,467)	(1,611)
Net (loss) income	(1,161)	390	(1,689)	(1,462)
Net (loss) income per diluted share	$(0.18)	$0.06	$(0.27)	$(0.24)
Weighted average common and dilutive shares	6,315	6,714	6,305	6,092
Selected Consolidated Balance Sheet Information
(amounts in thousands)

	Jun. 30, 2008	Dec. 31, 2007

Cash and marketable securities	$19,451	$20,569
Accounts receivable, net	6,022	7,550
Inventories	2,516	2,886
Net property, plant and equipment	1,003	1,084
Total assets	33,210	36,180
Total liabilities	7,454	8,918
Total shareholders’ equity	$25,756	$27,262
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